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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: December 30, 2002

Commission file number 000-29278

KMG CHEMICALS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2640529 (I.R.S. Employer Identification No.)

10611 Harwin Drive, Suite 402
Houston, Texas 77036
(Address of principal executive offices)

(713) 988-9252
(Registrant's telephone number including area code)

INFORMATION INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets

        A subsidiary of the Company purchased an insecticide product line from Boehringer Ingelheim Vetmedica, Inc. ("BIV") on December 30, 2002 for $3.82 million. The Company anticipates the acquisition will add approximately $4 million in annualized revenue. The product line is sold under the Rabon trade name and is used by domestic livestock and poultry growers to protect animals from flies and other pests. The product line includes oral larvicides, insecticidal powders and liquid sprays all containing the active ingredient tetrachlorvinphos. Rabon oral larvicide is the leading fly control oral larvicide product in the United States.

        The Company's acquisition of the Rabon product line included the purchase of pesticide registrations, the trade name and manufacturing equipment necessary to make the oral larvicide. A copy of the Asset Purchase Agreement is attached and incorporated in this report as Exhibit 2.1(iv). The Company also entered into a contract manufacturing agreement with BIV to formulate and package the oral larvicide product. A copy of the Contract Manufacturing Agreement is attached and incorporated in this report as Exhibit 10.29.

        The purchase price was financed with a senior credit facility from SouthTrust Bank that also refinanced the Company's existing term loan facility with that bank. As refinanced, the principal balance outstanding on December 31, 2002 under the Company's term loan with SouthTrust Bank was $5.05 million. The principal amount of the loan is to be amortized monthly over ten years but the maturity date is December 20, 2007. The loan bears interest at a varying rate equal to LIBOR plus 1.8%. A copy of the Amended and Restated Note is attached and incorporated in this Report as Exhibit 10.30.

Item 7. Financial Statements and Exhibits

        The following documents are attached as Exhibits and incorporated in this report.

Exhibit 2.1(iv)	Asset Purchase Agreement dated December 30, 2002 between Boehringer Ingelheim Vetmedica, Inc. and KMG-Bernuth, Inc.
Exhibit 10.29	Contract Manufacturing Agreement dated December 30, 2002 between Boehringer Ingelheim Vetmedica, Inc. and KMG-Bernuth, Inc.
Exhibit 10.30	Amended and Restated Promissory Note dated December 30, 2002 made payable by KMG-Bernuth, Inc. to SouthTrust Bank

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.
By:	/s/ JOHN V. SOBCHAK John V. Sobchak, Chief Financial Officer	Date: January 10, 2003

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits
SIGNATURES